Exhibit 99.1

For further information contact:

Christopher Willi

Sherwood Brands, Inc.

(301) 309-6161

ChrisW@SherwoodBrands.com

Sherwood Brands, Inc. Files Form 15 to Deregister its Class A Common Stock with Securities and Exchange Commission

Rockville, Maryland—(BUSINESS WIRE)—March 7, 2005—Sherwood Brands, Inc. (AMEX: SHD) today filed a Form 15 with the Securities and Exchange Commission to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934.  The Company expects the deregistration to become effective within 90 days of the filing with the SEC.

As a result of the filing of the Form 15, the Company’s obligation to file with the SEC certain reports and forms, including Forms 10-K, 10-Q, and 8-K, will immediately cease.  In addition, the common stock of Sherwood Brands, Inc. will no longer be listed on the AMEX.

According to Uziel Frydman, the Company’s Chief Executive Officer, “After careful consideration, our board of directors decided to take this action because we believe that the advantages of continuing as a public company are far outweighed by the disadvantages.”  The board of directors considered several factors in making this decision, including, but not limited to, the following:

•                  the limited number of record holders of the Company’s Class A Common Stock;

•                  the costs, both direct and indirect, associated with the preparation and filing of the Company’s periodic reports with the SEC;

•                  the fact that the Company’s Class A Common Stock is very thinly traded;

•                  the nature and extent of the trading in the Company’s Class A Common Stock; and

•                  the lack of analyst coverage and minimal liquidity for the Company’s Class A Common Stock.

Further, the Company had anticipated that its legal, accounting and insurance costs would increase substantially as a result of recently enacted legislation affecting all public companies.

In addition to the significant time and cost savings resulting from deregistration, this action will allow the Company’s management to focus its attention and resources on implementing the Company’s business plan and exploring financing and strategic alternatives for the business.

Frydman concluded, “Based upon the expected cost and time savings, the Company believes that it will be better positioned as a private company to enhance long-term stockholder value.”

About Sherwood Brands, Inc.

Sherwood Brands, Inc. (www.SherwoodBrands.com), headquartered in Rockville, Md., manufactures, markets and distributes confectionery products and packs gift baskets and gift items. The Company’s branded products include COWS®, a line of soft and chewy toffees and dairy butter and cream hard candies; RUGER® wafers, a line of wafer cookies in chocolate, vanilla and strawberry flavors; ELANA® Belgian chocolate bars; and demitasse®, a line of tea biscuits in a variety of flavors. Sherwood also manufactures hard candies under the ASHER® and KASTINS® brands, as well as jelly beans, and ALIEN® and TONGUE TATTOO® lollipops.